EXHIBIT 99.1

Investor Relations for Hillenbrand	Communications for Hillenbrand
Contact: Chris Gordon, Director, Investor Relations	Contact: Tyler Stock, Senior Communications
Phone: 812-931-5001	Phone: 812-931-5174
Email: chris.gordon@hillenbrand.com	Email: tyler.stock@hillenbrand.com

Hillenbrand Appoints Gary L. Collar to Board of Directors

BATESVILLE, Ind., May 6, 2015 - /PR NewsWire/ - The board of directors of Hillenbrand, Inc. (NYSE:HI) has appointed Gary L. Collar to a newly created board seat, effective immediately.

“We are very excited to have Gary join our board,” said Joe Loughrey, chairman of Hillenbrand’s board of directors. “He brings strong global industrial expertise as well as a deep sales and marketing background that will benefit the board, the company and our shareholders. Gary also has significant M&A experience that will be valuable as the company continues to execute its growth strategy.”

Mr. Collar is currently Senior Vice President and General Manager of the Asia Pacific (APAC) region for AGCO Corporation, a global leader in the design, manufacture and distribution of agricultural equipment. In addition to his regional responsibility, he also heads AGCO’s global sales and marketing functions. Prior to his current role, Mr. Collar served in a similar capacity at AGCO, directing the Europe, Africa, Middle East and Australia New Zealand regions.

Before joining AGCO, Mr. Collar held various leadership positions at German-based ZF Friedrichshafen A.G., Pantropic Power Products, Inc. and Caterpillar, Inc.

“I am honored to join Hillenbrand’s board of directors,” said Collar. “The company’s story of transformation is compelling, and I look forward to working with the talented members of this board and management on advancing the company’s strategy.”

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About Hillenbrand, Inc.
Hillenbrand, Inc. (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands and robust cash generation capabilities. HI-INC-F